PRODUCT SUPPLEMENT NO. RLN-1 (To Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025, as may be amended)	Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(2)

Bank of Montreal
Medium-Term Notes, Series K
Fixed Rate Notes and Notes Linked to One or More Floating Interest Rates

Bank of Montreal may, from time to time, offer and sell Notes that bear interest at a fixed rate (each a “Fixed Rate Note”) or a floating rate determined by reference to a Reference Rate (each a “Floating Rate Note”), as described herein. We refer to all Notes offered under this product supplement as the “Notes.” The Notes will be senior unsecured debt securities issued by Bank of Montreal. Any payments due on the Notes, including any repayment of principal, will be subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

This prospectus supplement, which we refer to as a “product supplement,” describes some of the general terms that apply to the Notes. This product supplement supplements the disclosure in any pricing supplement that may reference it, the accompanying prospectus supplement and prospectus. A separate pricing supplement will describe terms that apply to specific issuances of the Notes and may include changes to the terms specified in this product supplement. If the disclosure in the applicable pricing supplement is inconsistent with the disclosure in this product supplement, the prospectus supplement or the prospectus, the disclosure in the applicable pricing supplement will control.

You should carefully review the specific terms of the Notes described in the applicable pricing supplement together with the information contained in this product supplement and the accompanying prospectus supplement and prospectus before investing in the Notes.

The Notes will not be listed on any securities exchange.

The Notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-5 of this product supplement. In addition, see the applicable pricing supplement, which will describe more specifically the risks relating to the particular issuance of Notes.

The Notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments are subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The Notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Notes that are bail-inable Notes (as defined in the accompanying prospectus supplement) are subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the bail-inable Notes. The applicable pricing supplement will specify whether or not your Notes are bail-inable Notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these Notes or passed upon the accuracy or adequacy of this product supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

We may use this product supplement in the initial sale of the Notes. In addition, BMO Capital Markets Corp. or one of our other affiliates may use this product supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product supplement is being used in a market-making transaction.

BMO CAPITAL MARKETS
The date of this product supplement is March 25, 2025.

table of contents

About This Product Supplement

You should read this product supplement, together with the accompanying prospectus supplement and the prospectus, the applicable pricing supplement and/or other supplement, which together contain a description of the terms of the Notes to be offered, and which supersede all prior or contemporaneous oral statements as well as any other written materials.

You should carefully consider, among other things, the matters set forth under “Risk Factors” in this product supplement and the applicable pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the applicable pricing supplement, this product supplement, the prospectus supplement or the prospectus with respect to the Notes offered by the applicable pricing supplement and with respect to us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in each of the applicable pricing supplement, this product supplement, the prospectus supplement and the prospectus may be accurate only as of the date of that document.

When we refer to “we,” “us” or “our” in this product supplement, we refer only to Bank of Montreal and not to any of its affiliates, and not to Bank of Montreal together with any of its subsidiaries, unless the context indicates otherwise.

PS-2

Summary

Below is a summary of some of the key terms used throughout this product supplement. The applicable pricing supplement may use another term to describe the same feature, some of which are identified below.

General:	The Notes are senior unsecured debt securities issued by Bank of Montreal. The Notes rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the Notes, including any repayment of principal, are subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

Types of Notes:

We may issue the following types of Notes. A Note may have elements of each of the types of Notes described below. For example, a Note may bear interest at a fixed rate for some periods and at a floating rate for other periods.

•     Fixed Rate Notes. A Note of this type will bear interest at a fixed rate, as described herein and in the applicable pricing supplement. This type of Note also includes Notes that do not bear interest, which we refer to as “Zero Coupon Notes.”

•     Floating Rate Notes. A Note of this type bears interest at a floating rate determined by a Reference Rate, as described herein and in the applicable pricing supplement.

Interest:	Unless otherwise specified in the applicable pricing supplement, the Notes will bear interest at a fixed rate or a floating rate determined by reference to a Reference Rate, as described herein.

Interest Payment Dates:	Unless otherwise specified in the applicable pricing supplement, the Notes will pay interest during the term of the Note on the Interest Payment Dates, which will occur on a monthly, quarterly, semi-annual or annual basis or on any other periodic basis described in the applicable pricing supplement. The applicable pricing supplement will specify the Interest Payment Dates.

Payment at Maturity:	Unless redeemed prior to the stated maturity date, an investor in the Notes will be entitled to receive on the stated maturity date specified in the applicable pricing supplement a cash payment in U.S. dollars equal to the principal amount, plus any accrued and unpaid interest.

Principal Amount and Original Issue Price:	The principal amount of each Note and the original issue price of each Note will be specified in the applicable pricing supplement.

Pricing Date:	We refer to the date on which a particular issuance of Notes is priced for initial sale to the public as the “Pricing Date.” The applicable pricing supplement may also refer to the Pricing Date as the “Trade Date.”

Optional Redemption:	If so specified in the applicable pricing supplement, we may have the ability to redeem the Notes at our option on the dates (the “Optional Redemption Dates”) and at the price (the “Redemption Price”), each as specified in the applicable pricing supplement.

Calculation Agent:	Unless otherwise specified in the applicable pricing supplement, BMO Capital Markets Corp. (“BMOCM”), one of our subsidiaries, will act as initial Calculation Agent for any Floating Rate Notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different Calculation Agent without your consent and without notifying you.

PS-3

No Listing:	The Notes will not be listed on any securities exchange.

Material Tax Consequences:	For a discussion of material Canadian and U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Canadian Federal Income Tax Consequences” and “United States Federal Income Tax Considerations.”

PS-4

Risk Factors

Investing in the Notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in the applicable pricing supplement the prospectus supplement and the prospectus, including the documents they incorporate by reference. The risk factors set forth below describe certain significant risks associated with an investment in the Notes. You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically the risks relating to the particular issuance of Notes. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the Notes in light of your particular circumstances.

General Risk Factors Relating To All Notes

The Notes Are Subject To Credit Risk.

The Notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the Notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the Notes and, in the event we were to default on our obligations under the Notes, you may not receive any amounts owed to you under the terms of the Notes.

The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the Notes prior to maturity will be affected by interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the Notes. When we refer to the “value” of your Notes, we mean the value that you could receive for your Notes if you are able to sell them in the open market before the stated maturity date.

•	Interest Rates. The value of the Notes may be affected by changes in the interest rates in the U.S. markets.

•	Our Creditworthiness. Actual or anticipated changes in our creditworthiness may affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, an improvement in our creditworthiness will not reduce the other investment risks related to the Notes.

•	Reference Rate. If the Notes are Floating Rate Notes, the value of the Notes prior to maturity will be influenced by the level of the applicable Reference Rate at that time.

•	Time Remaining To Maturity. If the Notes are Floating Rate Notes, the value of the Notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Reference Rate. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Reference Rate during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the Notes will approach the amount payable at maturity.

•	Volatility Of The Reference Rate. Volatility is the term used to describe the size and frequency of fluctuations in the level of the Reference Rate. If the Notes are Floating Rate Notes, the value of the Notes may be affected if the volatility of the Reference Rate changes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The Notes will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the Notes from holders, they are not obligated to do so and are not required to make a market for the Notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which the agent is willing to buy your Notes.

PS-5

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity.

The Amount Of Interest You Receive May Be Less Than The Return You Could Earn On Other Investments.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. The interest rate that will apply at any time on the Notes may be more or less than prevailing market interest rates at such time. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments.

If The Notes Are Redeemable At Our Option, The Per Annum Interest Rate Applicable At A Particular Time Will Affect Our Decision To Redeem The Notes.

If the Notes are redeemable at our option, it is more likely that we will redeem the Notes prior to the stated maturity date during periods when the remaining interest is to accrue on the Notes at a rate that is greater than that which we would pay on a conventional non-redeemable security of comparable maturity. If the Notes are redeemable by us, and we redeem the Notes prior to the stated maturity date, you may not be able to invest in other debt securities that yield as much interest as the Notes.

If The Notes Are Redeemable At Our Option And Have A Step-Up Feature, Such Feature Presents Different Investment Considerations Than Fixed Rate Notes.

If the Notes have a step-up feature, the interest rate payable on the Notes during their term will increase from the initial interest rate, subject to our right to redeem the Notes. If we do not redeem the Notes, the interest rate will step up as described in the applicable pricing supplement. You should not expect to earn the higher stated interest rate which is applicable only after the time period specified in the applicable pricing supplement because, unless general interest rates rise significantly, the Notes are likely to be redeemed prior to the stated maturity date. When determining whether to invest in the Notes, you should consider, among other things, the overall annual percentage rate of interest to the first possible optional redemption date as compared to other equivalent investment alternatives rather than the higher stated interest rate which is applicable only after the number of years specified in the applicable pricing supplement.

An Investment In Notes That Are Long-Dated May Be More Risky Than An Investment In Notes With A Shorter Term.

By purchasing Notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a security with a shorter term. In particular, you may be negatively affected if interest rates begin to rise because the likelihood that we will exercise any right of redemption will decrease and the interest rate applicable to your Notes during a particular Interest Period may be less than the amount of interest you could earn on other investments available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected.

Our Economic Interests Are Potentially Adverse To Your Interests; The Calculation Agent May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Notes.

If the Notes are linked to a Reference Rate, BMOCM, one of our subsidiaries, will be the Calculation Agent for the Notes. Although the Calculation Agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the Calculation Agent and you. In certain circumstances, the Calculation Agent may be required to make discretionary judgments when determining the applicable Reference Rate. In performing its functions, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the Notes, and BMOCM’s determinations as Calculation Agent may adversely affect the return on the Notes.

Risks Relating To SOFR, Average SOFR, Compounded SOFR And A Benchmark Replacement

The following risk factors apply to Notes for which the Reference Rate is Average SOFR (referred to as “Average SOFR Notes”) or Compounded SOFR (referred to as “Compounded SOFR Notes”). In this section, references to “SOFR Notes” means any Average SOFR Notes or Compounded SOFR Notes. Capitalized terms used in this section “—Risks Relating To SOFR, Average SOFR, Compounded SOFR And A Benchmark Replacement” are defined under “General Terms of The Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR.”

PS-6

SOFR Has A Limited History; The Future Performance Of SOFR Cannot Be Predicted Based On Historical Performance.

The publication of the Secured Overnight Financing Rate (“SOFR”) began on April 3, 2018, and it therefore has a limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. The level of SOFR, which will be used to calculate Average SOFR and Compounded SOFR, may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables, such as correlations, may change in the future. While pre-publication indicative historical data has been released by the Federal Reserve Bank of New York (“FRBNY”), such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or SOFR Notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or SOFR Notes.

Any Failure Of SOFR To Maintain Market Acceptance Could Adversely Affect SOFR Notes.

SOFR is a relatively new rate and may fail to maintain market acceptance. SOFR was developed for use in certain U.S. Dollar derivatives and other financial contracts as an alternative to U.S. Dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the value of and the return on SOFR Notes and the price at which you can sell SOFR Notes.

The Interest Rate On SOFR Notes Will Be Based On A Simple Or Compounded Average Of Daily SOFR, Each Of Which Is Relatively New In The Market Place.

For each Interest Period for which the Notes bear interest at a floating rate, the interest rate for Average SOFR Notes or Compounded SOFR Notes will be based on a simple or compounded average, respectively, of daily SOFR, and not the SOFR rate published on or in respect of a particular date during the related Observation Period. For this and other reasons, the interest rate on SOFR Notes during any Observation Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Observation Period is negative, the inclusion of such SOFR rate to determine Average SOFR or Compounded SOFR, as applicable, for the related Interest Period will reduce the interest rate payable on such SOFR Notes on the related Interest Payment Date.

In addition, the method for calculating an interest rate based on Average SOFR and Compounded SOFR in market precedent varies. Variation in the market based on payment delays, Observation Periods, lookbacks and/or lockout/suspension periods could adversely affect the return on, value of and market for SOFR Notes.

The Amount Of Interest Payable With Respect To Each Interest Period Will Be Determined Near The End Of The Interest Period.

The level of the Reference Rate applicable to each Interest Period for which the Notes bear interest at a floating rate based on Average SOFR or Compounded SOFR and, therefore, the amount of interest payable with respect to such Interest Period will be determined near the end of such Interest Period. Therefore, you will not know the amount of interest payable with respect to each such Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. This inability to estimate the amount of interest payable on an Interest Payment Date may cause some investors to be unwilling or unable to trade in SOFR Notes, which could adversely impact the liquidity and value of SOFR Notes. In addition, with respect to the final Interest Period, holders of SOFR Notes will not benefit from any increase in the level of SOFR that occurs between the final day of the Observation Period related to such Interest Period and the maturity date.

PS-7

The Composition And Characteristics Of SOFR Are Not The Same As Those Of LIBOR.

In June 2017, the FRBNY’s Alternative Reference Rates Committee announced SOFR as its recommended alternative to U.S. Dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR differs from LIBOR (or any other alternative reference rate to LIBOR) in key respects. For example, SOFR is a secured overnight rate that does not embed a credit risk premium, while LIBOR is an unsecured rate that includes an interbank funding premium. In addition, because SOFR is a transaction-based rate, it is backward-looking and Average SOFR or Compounded SOFR is the simple or compounded average, respectively, of daily SOFRs calculated in arrears while LIBOR is a forward-looking rate that is published with different maturities that represents interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Uncertainty surrounding the establishment of market conventions related to the calculation of Average SOFR or Compounded SOFR, as applicable, and whether it is a suitable substitute or successor for LIBOR may adversely affect the value of and the return on SOFR Notes.

The SOFR Administrator May Make Changes That Could Change The Value Of SOFR Or Discontinue SOFR And Has No Obligation To Consider Your Interests In Doing So.

SOFR, which will be used to calculate Average SOFR and Compounded SOFR, is a relatively new rate, and the FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case an alternative rate referenced in the definition of “Benchmark Replacement” under the section entitled “General Terms of the Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR—Effect of a Benchmark Transition Event” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR. For purposes of the formula used to calculate the amount of interest payable on SOFR Notes, SOFR in respect of a particular date will not be adjusted for any modifications, corrections or amendments to SOFR data that the administrator of SOFR may publish after SOFR for such day has been determined as described herein.

If A Benchmark Transition Event And Its Related Benchmark Replacement Date Occur With Respect To Average SOFR Or Compounded SOFR (In Each Case, Including Daily SOFR), As Applicable, The Interest Rate For Any Applicable Interest Period Will No Longer Be Determined By Reference To Average SOFR or Compounded SOFR, As Applicable.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Average SOFR or Compounded SOFR (in each case, including daily SOFR), as applicable, then the interest rate on SOFR Notes for any applicable Interest Period will no longer be determined by reference to Average SOFR or Compounded SOFR, as applicable, but instead will be determined by the Calculation Agent by reference to another rate, as described herein under the section entitled “General Terms of the Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR—Effect of a Benchmark Transition Event.” The composition and characteristics of any Benchmark Replacement may not be the same as Average SOFR or Compounded SOFR (including daily SOFR), as applicable, and there can be no guarantee that any Benchmark Replacement will be a comparable substitute for Average SOFR or Compounded SOFR (in each case, including daily SOFR), as applicable. The occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and the implementation of a Benchmark Replacement may adversely affect the value of and the return on SOFR Notes.

The Benchmark Replacement Is Uncertain.

SOFR Notes provide that the floating rate of interest on the Notes will be determined by reference to Average SOFR or Compounded SOFR, as applicable, or another rate pursuant to the definition of “Benchmark Replacement” set forth herein under the section entitled “General Terms of the Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR—Effect of a Benchmark Transition Event.” If each alternative rate referenced in the definition of “Benchmark Replacement” is unavailable or indeterminable, the Calculation Agent will determine the Benchmark Replacement that will apply to SOFR Notes. The substitution of a Benchmark Replacement for Average SOFR or Compounded SOFR, as applicable, may adversely affect the value of and the return on SOFR Notes.

PS-8

The Calculation Agent Will Have Authority To Make Determinations, Elections, Calculations And Adjustments That Could Affect The Value Of And The Return On SOFR Notes.

The Calculation Agent will make determinations, decisions, elections, calculations and adjustments as set forth under the section entitled “General Terms of the Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR—Effect of a Benchmark Transition Event” herein that may adversely affect the value of and the return on SOFR Notes. In particular, the Calculation Agent will determine the Benchmark Replacement and the Benchmark Replacement Adjustment and can apply any Benchmark Replacement Conforming Changes deemed reasonably necessary to adopt the Benchmark Replacement. Although the Calculation Agent will exercise judgment in good faith when performing such functions, potential conflicts of interest may exist between us, the Calculation Agent and you. All determinations, decisions, elections, calculations and adjustments by the Calculation Agent in its sole discretion will be conclusive for all purposes and binding on us and holders of SOFR Notes absent manifest error. In making the determinations, decisions, elections, calculations and adjustments noted under the section entitled “General Terms of the Notes—Determination of Reference Rates—SOFR, Average SOFR and Compounded SOFR—Effect of a Benchmark Transition Event” herein, the Calculation Agent may have economic interests that are adverse to your interests, and such determinations, decisions, elections, calculations and adjustments may adversely affect the value of and the return on SOFR Notes. Because the Benchmark Replacement is uncertain, the Calculation Agent is likely to exercise more discretion in respect of calculating interest payable on SOFR Notes than would be the case in the absence of a Benchmark Transition Event and its related Benchmark Replacement Date. Any determination, decision or election pursuant to the benchmark replacement provisions not made by the Calculation Agent will be made by us.

Research Reports By Us Or Our Affiliates May Be Inconsistent With An Investment In SOFR Notes.

We or our affiliates may, at present or in the future, publish research reports on Average SOFR, Compounded SOFR, SOFR and any Benchmark Replacement. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding SOFR Notes. Any such research reports could adversely affect the value of and the return on SOFR Notes.

The Secondary Trading Market For SOFR Notes May Be Limited.

Since Average SOFR and Compounded SOFR are each relatively new benchmark rates, SOFR Notes may have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to Average SOFR or Compounded SOFR such as the spread may evolve over time and, as a result, trading prices of SOFR Notes may be lower than those of later-issued debt securities that are linked to Average SOFR or Compounded SOFR, as applicable. Similarly, if Average SOFR or Compounded SOFR, as applicable, does not prove to be widely used in debt securities similar to the SOFR Notes, the trading price of SOFR Notes may be lower than that of comparable debt securities linked to rates that are more widely used. Investors in SOFR Notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell SOFR Notes in the secondary market will have to make assumptions as to the future performance of Average SOFR or Compounded SOFR, as applicable, during the Interest Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

Risks Relating To The Consumer Price Index

The following risk factors apply to Notes for which the Reference Rate is CPI (referred to as “CPI Rate Notes”).

Many Factors, Including United States Monetary Policy, May Influence U.S. Inflation Rates, And Could Materially And Adversely Affect The Value Of CPI Rate Notes.

The Board of Governors of the Federal Reserve System (the “FRB”) uses the tools of monetary policy, including conducting open market operations, imposing reserve requirements, permitting depository institutions to hold contractual clearing balances and extending credit through its discount window facility, to alter the federal funds rate, which in turn affects the U.S. money supply, interest rates and rates of inflation. One way that the FRB might foster price stability and reduce inflation is to raise the target federal funds rate. If the FRB employs monetary policy to reduce inflation, the level of the CPI may decrease or experience a lower rate of change, which would adversely affect the value of and the return on CPI Rate Notes.

PS-9

Although we expect U.S. monetary policy to influence the rate of inflation and, accordingly, the level of the CPI, inflation is influenced by a number of unpredictable factors and there can be no assurance that the FRB’s policies or actions will be effective. For example, in 2009, despite multiple measures taken by the FRB to provide liquidity to the economy, inflation rates remained extremely low. Other factors that influence interest rates or inflation rates generally may include sentiment regarding underlying strength in the U.S., European and global economies, expectations regarding the level of price inflation, sentiment regarding credit quality in U.S., European and global credit markets, supply and demand of various consumer goods, services and energy resources and the performance of capital markets generally.

The Manner In Which The Bureau Of Labor Statistics Of The U.S. Department Of Labor Calculates The CPI May Change In The Future And Any Such Change May Affect The Value Of The Notes.

There can be no assurance that the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower any interest payments with respect to CPI Rate Notes. Accordingly, the amount of interest, if any, payable on CPI Rate Notes, and therefore the value of CPI Rate Notes, may be significantly reduced. If the CPI is substantially altered or discontinued, a modified or substitute index may be employed to calculate the interest payable on CPI Rate Notes, and any such modification or substitution may adversely affect the value of and the return on CPI Rate Notes.

The Manner In Which Inflation Is Measured For Purposes Of CPI Rate Notes May Differ From Other Measures Of Inflation In Important Ways.

The year-over-year percentage change in the level of the CPI is just one measure of price inflation in the United States. This measure may not reflect the actual levels of inflation affecting holders of CPI Rate Notes. Moreover, this measure may be more volatile than other measures of inflation. The CPI includes prices of all items measured by the BLS, including items that may be particularly volatile such as energy and food items. Significant fluctuations in the prices of these items may have a significant effect on changes in the CPI and may cause the CPI to be more volatile than similar indices excluding these items. Moreover, measuring the year-over-year percentage change in the level of the CPI each month may result in a more volatile measure of inflation than alternative measures, such as the percentage change in the average level of the CPI from one year to the next.

The Historical Levels Of The CPI Are Not An Indication Of The Future Levels Of The CPI.

The historical levels of the CPI are not an indication of the future levels of the CPI. In the past, the CPI has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

Risks Relating To SOFR Swap Rates

The following risk factors apply to Notes for which the Reference Rate is one or more SOFR Swap Rates (referred to as “SOFR Swap Rate Notes”). Capitalized terms used in this section “—Risks Relating To SOFR Swap Rates” are defined under “General Terms of The Notes—Floating Rate Notes—Reference Rates—Swap Rate Notes.”

A SOFR Swap Rate Will Be Affected By A Number Of Factors And May Be Highly Volatile.

A SOFR Swap Rate is influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

PS-10

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, a SOFR Swap Rate may be highly volatile. Because the SOFR Swap Rates are market rates and are influenced by many factors, it is impossible to predict the future value of the SOFR Swap Rates.

The SOFR Swap Rates And SOFR Have Limited Histories And Future Performance Cannot Be Predicted Based On Historical Performance.

The publication of the SOFR Swap Rates began in November 2021, and, therefore, have a limited history. ICE Benchmark Administration Limited (“IBA”) launched the SOFR Swap Rates for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. dollar LIBOR-based swap rates will have no bearing on the performance of SOFR or the SOFR Swap Rates. In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the SOFR Swap Rates and SOFR cannot be predicted based on the limited historical performance. The levels of the SOFR Swap Rates and SOFR during the term of the Notes may bear little or no relation to the historical data. Prior observed patterns, if any, in the behavior of market variables and their relation to the SOFR Swap Rates and SOFR, such as correlations, may change in the future. No future performance of the SOFR Swap Rates or SOFR may be inferred from any of the historical data for SOFR Swap Rates or SOFR. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the SOFR Swap Rates or SOFR. Changes in the levels of SOFR will affect the SOFR Swap Rates and, therefore, the return on the Notes and the value of the Notes, but it is impossible to predict whether such levels will rise or fall.

The Composition Of A SOFR Swap Rate Is Not The Same As A U.S. Dollar LIBOR ICE Swap Rate, And A SOFR Swap Rate Is Not Expected To Be A Comparable Substitute Or Replacement For A U.S. Dollar LIBOR ICE Swap Rate.

The U.S. Dollar LIBOR ICE Swap Rates seek to represent the mid-price for the semi-annual fixed leg of an interest rate swap where the floating leg is based on three-month U.S. dollar LIBOR payable quarterly, calculated on the basis of a 360-day year consisting of twelve 30-day months. The SOFR Swap Rates seek to represent the annual fixed leg of an interest rate swap where the floating leg is based on a compounded average of SOFR administered by the FRBNY (or any successor administrator) compounded in arrears for twelve months payable annually using standard market conventions, calculated on the basis of the actual number of days elapsed, with a year presumed to comprise 360 days. The composition and characteristics of SOFR are not the same as those of three-month U.S. dollar LIBOR, nor is SOFR the economic equivalent of three-month U.S. dollar LIBOR. Thus, the SOFR Swap Rates have been designed with respect to swap transactions referencing a rate that differs in significant respects from the rate referenced in the swap transactions with respect to which the U.S. Dollar LIBOR ICE Swap Rates were designed. As a result, the interest rate on and value of the Notes may perform differently over time from the manner in which the interest rate and value of Notes with comparable terms and provisions that were linked to a U.S. Dollar LIBOR ICE Swap Rate would perform.

A Lack Of Input Data May Impact IBA’s Ability To Calculate And Publish The SOFR ICE Swap Rates.

The input data for the SOFR Swap Rates is based on swaps referencing SOFR as the floating leg. The SOFR Swap Rates are dependent on receiving sufficient eligible input data from the trading venue sources identified by IBA in accordance with the “waterfall” methodology for each SOFR Swap Rate. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, Floating Rate Notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate the SOFR Swap Rates, which could adversely affect the return on and value of the Notes and the price at which you are able to sell the Notes in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the Notes.

PS-11

The SOFR Swap Rates May Be Modified Or Discontinued, Which Could Adversely Affect The Return On, Value Of Or Market For The Notes.

IBA (or any successor administrator) may make methodological or other changes that could change the value of a SOFR Swap Rate, including changes related to the method by which such rate is calculated, eligibility criteria applicable to the transactions used to calculate such rates, including the trading venues for such transactions, or timing related to the determination or publication of such rates, or may cease the calculation or dissemination of such rates. Depending on the circumstances, such change or cessation could be implemented with little or no public notice or consultation. Any such changes may have a negative effect on the SOFR Swap Rates and the value of the Notes.

The Calculation Agent Will Have The Authority To Make Determinations That Could Adversely Affect The Return On And The Market Value Of The Notes.

Unless the Calculation Agent determines that a SOFR Swap Rate has been discontinued or has ceased to be published permanently or indefinitely as provided below, if the Calculation Agent determines that a SOFR Swap Rate is not reported on its Designated Page as of approximately 11:00 a.m., New York City time, on any day on which a SOFR Swap Rate must be determined, then such SOFR Swap Rate for that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate such SOFR Swap Rate, will determine the relevant SOFR Swap Rate, in its sole discretion. The SOFR Swap Rate determined in this manner and used in the determination of any payment on the notes may be different from the affected SOFR Swap Rate that would have been published on the Designated Page and may be different from other published rates, or other estimated rates, of the affected SOFR Swap Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the notes in making any such determination.

If the Calculation Agent determines, on any day on which a SOFR Swap Rate must be determined, that a SOFR Swap Rate has been discontinued or has ceased to be published permanently or indefinitely, then the Calculation Agent will use a substitute or successor rate that it has determined in its sole discretion to be a commercially reasonable replacement rate. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to adjust the definitions of business day, interest determination date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that successor rate comparable to the relevant SOFR Swap Rate, in a manner that it determines to be consistent with industry-accepted practices for that successor rate. This could result in adverse consequences to the rate of interest used on the notes and, therefore, could adversely affect the return on and the market value of the notes. Further, there is no assurance that the characteristics of any substitute or successor rate will be similar to the affected SOFR Swap Rate, or that any substitute or successor rate will produce the economic equivalent of the affected SOFR Swap Rate. No assurance can be provided that the selection of a substitute or successor rate will not result in economic prejudice to holders of the notes.

Risks Relating to U.S. Tax

You May Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a Note, you may be required to recognize taxable income with respect to the Note prior to its maturity, even though you may not receive a corresponding amount of cash. In addition, in certain circumstances some or all of your gain, if any, may be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations.”

PS-12

General Terms of the Notes

Bank of Montreal will issue the Notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the accompanying prospectus supplement. Information included in this product supplement supersedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

The Notes may be represented by one or more permanent global notes registered in the name of DTC, or its nominee, as described under “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus. Unless otherwise specified in the applicable pricing supplement, the Notes will be represented by a type of global note referred to as a master note. A master note evidences multiple securities that may be issued at different times and that may have different terms. Unless otherwise specified in the applicable pricing supplement, in connection with each issuance, we will instruct the trustee to make appropriate notations to indicate that the master note evidences the Notes in that issuance.

The specific terms of the Notes will be described in the applicable pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement, the terms described in the applicable pricing supplement shall control. Defined terms used in this product supplement and not otherwise defined herein shall have the meanings ascribed to them in the accompanying prospectus supplement.

Certain Definitions

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

A “U.S. Government Securities Business Day” means any day other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Payments of Principal and Interest

See “Description Of The Notes We May Offer—Interest” and “—Payment Mechanics” in the accompanying prospectus supplement for a discussion about the manner in which interest and principal will be paid. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the “regular record date” shall be the first business day before each Interest Payment Date.

Fixed Rate Notes

We may issue Notes that bear interest at a fixed rate (“Fixed Rate Notes”). Each Fixed Rate Note will bear interest from, and including, the date of issuance at the annual rate specified in the applicable pricing supplement until the principal amount is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, the following provisions will apply to Fixed Rate Notes offered pursuant to this product supplement.

How Interest Is Calculated. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on Fixed Rate Notes will accrue from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, the issue date or any other date specified in the applicable pricing supplement on which interest begins to accrue. Interest will accrue to, but excluding, the next Interest Payment Date or, if earlier, the date on which the principal amount has been paid or duly made available for payment, except as described below under “—If A Payment Date Is Not A Business Day.”

When Interest Is Paid. Payments of interest on Fixed Rate Notes will be made on the Interest Payment Dates specified in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement, if the first Interest Payment Date is less than 15 calendar days after the issue date, interest will not be paid on the first Interest Payment Date, but will be paid on the second Interest Payment Date.

PS-13

Amount Of Interest Payable. Interest payments for Fixed Rate Notes will include accrued interest from, and including, the issue date or from, and including, the last Interest Payment Date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the relevant Interest Payment Date or date of maturity or earlier redemption, as the case may be.

If A Payment Date Is Not A Business Day. If any scheduled Interest Payment Date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. If the scheduled maturity date or optional redemption date is not a business day, we may pay interest, if any, and the principal amount on the next business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or optional redemption date.

Floating Rate Notes

We may issue Notes that bear interest at a floating rate determined by reference to a Reference Rate as discussed below (“Floating Rate Notes”). Unless otherwise specified in the applicable pricing supplement, the following provisions will apply to Floating Rate Notes offered pursuant to this product supplement.

Each Floating Rate Note will mature on the date specified in the applicable pricing supplement.

Each Floating Rate Note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “Reference Rate.” The Reference Rate may be one or more of the following:

•	Average SOFR;

•	Compounded SOFR;

•	the CPI Rate;

•	a U.S. Dollar SOFR ICE Swap Rate (each, a “SOFR Swap Rate”); or

•	any other rate or interest rate formula specified in the applicable pricing supplement.

In this product supplement, the term “In Advance Reference Rate” means (i) the CPI Rate (ii) a SOFR Swap Rate or (ii) any other Reference Rate specified in the applicable pricing supplement as an In Advance Reference Rate

Formula For Interest Rates. The interest rate on each Floating Rate Note will be calculated by reference to:

•	the specified Reference Rate based on the index maturity, if applicable;

•	plus or minus the spread, if any; and/or

•	multiplied by the spread multiplier, if any.

For any Floating Rate Notes, if applicable, “index maturity” means the period of maturity of the instrument or obligation from which the Reference Rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the Reference Rate for a Floating Rate Note. The “spread multiplier” is the percentage that may be specified in the applicable pricing supplement to be applied to the Reference Rate for a Floating Rate Note. The interest rate on any inverse Floating Rate Note will also be calculated by reference to a fixed rate.

Limitations On Interest Rate. A Floating Rate Note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any Interest Period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any Interest Period, which we refer to as the “minimum interest rate.”

PS-14

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

How Interest Is Calculated. Interest on Floating Rate Notes will accrue from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, the issue date or any other date specified in a pricing supplement on which interest begins to accrue to, but excluding, the next Interest Payment Date or, if earlier, the date on which the principal amount has been paid or duly made available for payment, except as described below under “—If A Payment Date Is Not A Business Day” (each such period, an “Interest Period”).

The amount of accrued interest on a Floating Rate Note for an Interest Period is calculated by multiplying the principal amount of such Note by an accrued interest factor. This accrued interest factor will be determined by multiplying the per annum floating interest rate determined by reference to the applicable Reference Rate, as determined for the applicable Interest Period, by a factor resulting from the day count convention that applies with respect to such determination. The factor resulting from the day count convention will be, if so specified in the applicable pricing supplement, one of the following, or may be any other convention set forth in the applicable pricing supplement:

•	a factor based on a 360-day year of twelve 30-day months if the day count convention specified in the applicable pricing supplement is “30/360”;

•	a factor equal to the actual number of days in the relevant period divided by 360 if the day count convention specified in the applicable pricing supplement is “Actual/360”;

•	a factor equal to the actual number of days in the relevant period divided by 365, or if any portion of that relevant period falls in a leap year, the sum of (A) the actual number of days in that portion of the relevant period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the relevant period falling in a non-leap year divided by 365, if the day count convention specified in the applicable pricing supplement is “Actual/Actual”; or

•	a factor equal to the actual number of days in the relevant period divided by 365, if the day count convention specified in the applicable pricing supplement is “Actual/365 (Fixed).”

If no day count convention is specified in the applicable pricing supplement, the factor will be 30/360.

On or before the relevant “calculation date,” the Calculation Agent will calculate the amount of interest that has accrued during each Interest Period. For Average SOFR Notes and Compounded SOFR Notes, the calculation date pertaining to an applicable Interest Payment Date will be no later than the business day immediately preceding such Interest Payment Date (including, if applicable, the maturity date or, for any principal amount to be redeemed, any optional redemption date). See “—Reference Rates—Average SOFR Notes” and “—Compounded SOFR Notes” for additional information regarding the determination of Average SOFR and Compounded SOFR, respectively. For any Floating Rate Notes for which the specified Reference Rate is an In Advance Reference Rate, the calculation date pertaining to an Interest Payment Date will be the earlier of:

•	the tenth calendar day after the applicable interest determination date for the Interest Period to which such Interest Payment Date relates or, if that day is not a business day, the next succeeding business day; or

•	the business day immediately preceding such Interest Payment Date or maturity date or, for any principal amount to be redeemed, any optional redemption date.

Unless otherwise indicated herein or specified in the applicable pricing supplement, all percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%, and all U.S. dollar amounts used in or resulting from these calculations on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Upon the request of the holder of any Note for which the Reference Rate is an In Advance Reference Rate, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for such Note. Upon the request of the holder of any Average SOFR Note or Compounded SOFR Note, the Calculation Agent will provide Average SOFR or Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period for such Note, after Average SOFR or Compounded SOFR, as applicable, and such interest rate and accrued interest have been determined.

PS-15

When Interest Is Paid. We will pay interest on Floating Rate Notes on the Interest Payment Dates specified in the applicable pricing supplement. However, unless otherwise specified in the applicable pricing supplement, if the first Interest Payment Date is less than 15 calendar days after the issue date, interest will not be paid on the first Interest Payment Date, but will be paid on the second Interest Payment Date.

If A Payment Date Is Not A Business Day. If any scheduled Interest Payment Date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled Interest Payment Date. If the scheduled maturity date or optional redemption date is not a business day, we may pay interest, if any, and the principal amount on the next business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or optional redemption date.

Determination of Reference Rates

SOFR, Average SOFR and Compounded SOFR

SOFR. For purposes of determining Average SOFR or Compounded SOFR , “SOFR” means, with respect to any U.S. Government Securities Business Day:

(1)	the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the SOFR Administrator’s Website at 5:00 p.m., New York City time, on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”);

(2)	if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the SOFR Administrator’s Website;

where:

“SOFR Administrator” means the FRBNY (or a successor administrator of the Secured Overnight Financing Rate); and

“SOFR Administrator’s Website” means the website of the FRBNY, or any successor source.

Average SOFR. The rate of interest on Average SOFR Notes will be based on a simple average of the daily SOFR as described in this section, and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

With respect to the Observation Period corresponding to any Interest Period, “Average SOFR” means a rate equal to the sum of daily SOFR for each calendar day in such Observation Period divided by the number of calendar days in such Observation Period.

Daily SOFR with respect to each calendar day in the relevant Observation Period will be SOFR (as defined above) in respect of such day; provided that for any calendar day in an Observation Period that is not a U.S. Government Securities Business Day, SOFR in respect of such calendar day will be SOFR published for the U.S. Government Securities Business Day immediately preceding such calendar day.

The Calculation Agent will determine Average SOFR, the interest rate and the amount of interest payable for each Interest Period in arrears as soon as reasonably practicable on or after the last day of the applicable Observation Period (as defined below), and in any event on or prior to the business day immediately preceding the relevant Interest Payment Date, and will notify us of Average SOFR and such interest rate and the amount of interest payable for each Interest Period as soon as reasonably practicable after such determination, but in any event by the business day immediately prior to the Interest Payment Date.

Unless otherwise specified in the applicable pricing supplement, the “Observation Period” in respect of each Interest Period for Average SOFR Notes will be the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

PS-16

Compounded SOFR. The rate of interest on Compounded SOFR Notes will be based on a compounded average of daily SOFR, and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The Calculation Agent will determine Compounded SOFR, the interest rate and the amount of interest payable for each Interest Period in arrears as soon as reasonably practicable on or after the last day of the applicable Observation Period (as defined below), and in any event on or prior to the business day immediately preceding the relevant Interest Payment Date, and will notify us of Compounded SOFR and such interest rate and the amount of interest payable for each Interest Period as soon as reasonably practicable after such determination, but in any event by the business day immediately prior to the Interest Payment Date.

Unless otherwise specified in the applicable pricing supplement, the “Observation Period” in respect of each Interest Period for Compounded SOFR Notes will be the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

With respect to the Observation Period corresponding to any Interest Period, “Compounded SOFR” will be a compounded average of daily SOFR over such Observation Period, calculated in accordance with the formula set forth below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (0.000005 being rounded upwards to 0.00001):

where for purposes of applying the above formula to the terms of the Compounded SOFR Notes:

“”, for any Observation Period, is the number of U.S. Government Securities Business Days in the relevant Observation Period;

“” is a series of whole numbers from one to , each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period;

“”, for any U.S. Government Securities Business Day “” in the relevant Observation Period, is equal to SOFR (as defined above) in respect of that day;

“”, for any U.S. Government Securities Business Day “” in the relevant Observation Period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “” to, but excluding, the following U.S. Government Securities Business Day (“”); and

“” is the number of calendar days in the relevant Observation Period.

Effect of a Benchmark Transition Event. Notwithstanding anything to the contrary outlined above, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the then-current Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time. Any determination, decision, election or calculation that may be made by the Calculation Agent or us pursuant to the provisions described in this section “—Effect of a Benchmark Transition Event,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion, notwithstanding anything to the contrary in this pricing supplement and the accompanying prospectus supplement and prospectus relating to the Notes;

PS-17

•	if made by us, will be made in our sole discretion;

•	if made by the Calculation Agent, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we object; and

•	shall become effective without consent from any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions not made by the Calculation Agent will be made by us on the basis as described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the benchmark replacement provisions set forth in this pricing supplement.

For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on the Notes will be an annual rate equal to the applicable Benchmark Replacement plus or minus the spread, if any, and/or multiplied by the spread multiplier, if any, in each case as applicable to such SOFR Notes at the time of issuance, and subject to any applicable maximum interest rate or minimum interest rate.

As used herein:

“Benchmark” means, initially, Average SOFR or Compounded SOFR, as specified in the applicable pricing supplement; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Average SOFR or Compounded SOFR, as applicable, (or, in each case, the published daily SOFR used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3)	provided that if (i) the Benchmark Replacement cannot be determined in accordance with clause (1) or (2) above as of the Benchmark Replacement Date or (ii) the Calculation Agent shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) above is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then the Benchmark Replacement shall be the sum of: (a) the alternate rate of interest that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if applicable) giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent for the applicable Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero) or method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

PS-18

For the avoidance of doubt, the Benchmark Replacement Adjustment for the applicable Benchmark Replacement Date may be selected, recommended or determined on a day other than such Benchmark Replacement Date.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Interest Period” and “Observation Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decide that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component) announcing that the Benchmark (or such component) is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark. For the avoidance of doubt, Corresponding Tenor is not applicable to Average SOFR or Compounded SOFR.

“ISDA Definitions” means the 2021 ISDA Interest Rate Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

PS-19

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Average SOFR or Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Average SOFR or Compounded SOFR, the time determined by the Calculation Agent in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the FRB and/or the FRBNY, or a committee officially endorsed or convened by the FRB and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Additional Information About SOFR

SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate plus bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to the FRBNY, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The FRBNY also states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the FRBNY would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by BMOCM, one of our subsidiaries, as a primary dealer. If data other than those provided by The Bank of New York Mellon or DTCC Solutions LLC are used in the calculation of SOFR, the change in source will be noted by the SOFR Administrator when the rate is published.

The FRBNY states on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

On each U.S. Government Securities Business Day, the SOFR Administrator publishes SOFR on its website at approximately 8:00 a.m., New York City time for trades made on the immediately preceding U.S. Government Securities Business Day. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%). Any time a rate is revised, a footnote to the FRBNY’s publication would indicate the revision. This revision threshold will be reviewed periodically by the FRBNY and may be changed based on market conditions.

PS-20

Because SOFR is published by the SOFR Administrator based on data received from other sources, we have no control over its determination, calculation or publication.

The information contained in this section “—Additional Information About SOFR” is based upon the SOFR Administrator’s Website (as defined above) and other U.S. government sources.

SOFR Swap Rates

SOFR Swap Rate Notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the applicable SOFR Swap Rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

A “SOFR Swap Rate” for a given maturity is, on any date of determination, the fixed rate of interest payable on a U.S. dollar interest rate swap with that maturity, expressed as a percentage, that references SOFR (compounded in arrears for twelve months using standard market conventions), as reported on its Designated Page as of approximately 11:00 a.m., New York City time, on that day, as determined by the Calculation Agent; provided that, if no such rate appears on the Designated Page on that day at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant SOFR Swap Rate, will determine the relevant SOFR Swap Rate for that day in its sole discretion.

Notwithstanding the foregoing in this “U.S. Dollar SOFR ICE Swap Rate” subsection:

(1)	If the Calculation Agent determines in its sole discretion on or prior to the relevant date of determination that the relevant SOFR Swap Rate has been discontinued or has ceased to be published permanently or indefinitely, then the Calculation Agent will use a substitute or successor rate (a “successor rate”) that it has determined in its sole discretion to be a commercially reasonable replacement rate; and

(2)	If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion to adjust the definitions of business day, interest determination date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that successor rate comparable to the relevant SOFR Swap Rate, in a manner that it determines to be consistent with industry-accepted practices for that successor rate.

“Designated Page” means the display designated as the Bloomberg screen specified in the applicable pricing supplement or such other page as may replace that Bloomberg screen on that service or such other service or services as may be selected for the purpose of displaying SOFR Swap Rates by IBA or its successor or such other entity that assumes the responsibility of IBA or its successor in calculating SOFR Swap Rates if IBA or its successor ceases to do so.

Additional Information about SOFR Swap Rates and SOFR

A SOFR Swap Rate for a given maturity is the annual fixed rate of interest payable on a fixed-for-floating U.S. Dollar interest rate swap transaction with the given maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For additional information about SOFR, see “—SOFR, Average SOFR and Compounded SOFR—Additional Information about SOFR” above.

IBA is the current administrator of the SOFR Swap Rates. According to publicly available information (which we have not independently verified), IBA currently determines a SOFR Swap Rate based on a “waterfall” methodology using eligible input data in respect of SOFR-linked interest rate swaps. The first level of the waterfall (“Level 1”) uses eligible, executable prices and volumes provided by regulated, electronic, trading venues. If these trading venues do not provide sufficient eligible input data to calculate a rate in accordance with Level 1 of the methodology, then the second level of the waterfall (“Level 2”) uses eligible dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with Level 2 of the waterfall, then the third level of the waterfall (“Level 3”) uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate a SOFR Swap Rate at Level 1, Level 2 or Level 3 of the waterfall on a given date, then a SOFR Swap Rate will not be published for that date.

PS-21

CPI Rate

CPI Rate Notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CPI Rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CPI Rate” means, for any interest determination date, the lagging year-over-year percentage change in the CPI (as defined below), calculated as follows:

where,

•	the “” is the level of the CPI for the third calendar month prior to the calendar month of such interest determination date (the “reference month”) and

•	the “” is the level of the CPI for the twelfth calendar month prior to such reference month.

For example, with respect to an interest determination date in October 2024, the is the level of the CPI for July 2024 and the is the level of the CPI for July 2023.

If by 3:00 p.m., New York City time, on any interest determination date the CPI is not published on Bloomberg screen CPURNSA (or any successor source) for any relevant month, but has otherwise been published by the BLS, the Calculation Agent will determine the CPI as reported by the BLS for such month using such other source as appears on its face to accurately set forth the CPI as reported by the BLS, as determined by the Calculation Agent.

In calculating Ref CPIt and Ref CPIt-12, the Calculation Agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of Ref CPIt and Ref CPIt-12 used by the Calculation Agent on any interest determination date to determine the interest rate on the Notes (an “original CPI level”) is subsequently revised by the BLS, the Calculation Agent will continue to use the original CPI level, and the interest rate determined on such interest determination date will not be revised.

If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the Notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while the Notes are outstanding, the CPI is discontinued or substantially altered, as determined by the Calculation Agent in its sole discretion, the Calculation Agent l will determine the interest rate on the Notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the Department of the Treasury’s Inflation-Linked Treasuries as described at Appendix B, Section I, Paragraph B.4 of Part IV of 69 Federal Register No. 144 (July 28, 2004) or, if no such securities are outstanding, the substitute index will be determined by the Calculation Agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the Calculation Agent.

The “Consumer Price Index” or “CPI” means the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers (CPI-U) published by the BLS (Bloomberg: CPURNSA) or any successor index. The BLS makes certain information regarding the CPI data publicly available. This material may be accessed electronically by means of the BLS’s website at https://www.bls.gov/cpi/. No information contained on the BLS website is incorporated by reference into this product supplement.

PS-22

According to the publicly available information provided by the BLS, the CPI is a measure of the average change over time in the prices paid by urban consumers for a market basket of goods and services, including food and beverages, housing, apparel, transportation, medical care, recreation, education and communication, and other goods and services. In calculating the CPI, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the BLS is 1982–1984). For example, because the CPI level for the 1982–1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

All information contained in this product supplement regarding the CPI is derived from publicly available information published by the BLS or other publicly available sources. Such information reflects the policies of the BLS as stated in such sources, and such policies are subject to change by the BLS. We have not independently verified any information relating to the CPI. The BLS is under no obligation to continue to publish the CPI and may discontinue publication of the CPI at any time. The consequences of the BLS discontinuing the CPI are described above.

PS-23

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

The original issue price of the Notes will include any underwriting discount or commission, offering expenses and any other costs identified in the applicable pricing supplement. The original issue price of the Notes will also include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. We expect to hedge our obligations under the Notes through affiliated or unaffiliated counterparties. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

PS-24

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the Notes and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the Notes might constitute or give rise to a prohibited transaction under ERISA or the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

Because of our business, we and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the Notes are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the Notes. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the Notes constitutes assets of any Plan or Non-ERISA Arrangement; or

•	the purchase, holding and subsequent disposition of the Notes by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

PS-25

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the Notes and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

The Notes are contractual financial instruments. The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes. The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Purchasers of the Notes have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the Notes would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything else in this product supplement is or is intended to be investment advice directed at any potential purchaser that is a plan or non-ERISA arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisers as to whether an investment in the Notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

PS-26

Canadian Federal Income Tax Consequences

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner Notes offered by this product supplement, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada, (2) deals at arm’s length with us, with any issuer of common shares acquired on a bail-in conversion and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of Notes, (3) is not affiliated with us or with any issuer of common shares acquired on a bail-in conversion, (4) does not receive any payment of interest on a Note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) acquires and holds Notes and any common shares acquired on a bail-in conversion as capital property, (6) does not use or hold Notes or any common shares acquired on a bail-in conversion in a business carried on in Canada and (7) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules in section 18.4 of the Tax Act to a Non-Resident Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Non-Resident Holder or in respect of which the Non-Resident Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this product supplement (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the Notes should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of a Note and any common shares acquired on a bail-in conversion must generally be expressed in Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard. As a result, the amounts, if any, subject to withholding tax and any capital gains or capital losses realized by a Non-Resident Holder may be affected by fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Notes

Interest paid or credited or deemed to be paid or credited by us on a Note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Non-Resident Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to Canadian non-resident withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a Note, or any portion of the principal amount of a Note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Non-Resident Holder should not be subject to Canadian non-resident withholding tax, except as discussed below.

PS-27

In the event that a Note held by a Non-Resident Holder is converted to common shares on a bail-in conversion, the amount, if any, by which the fair market value of the common shares received on the conversion exceeds the sum of: (i) the price for which the Note was issued, and (ii) any amount that is paid in respect of accrued and unpaid interest on the Note at the time of the conversion, may be deemed to be interest paid to the Non-Resident Holder. There is a risk that the excess, if any, and the amount of interest described in item (ii) of the preceding sentence could be characterized as “participating debt interest” and be subject to Canadian non-resident withholding tax unless certain exceptions apply. Non-Resident Holders should consult their own tax advisors in this regard.

If an amount of interest paid by us on a Note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a Note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a Note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these Notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the Notes, and (ii) it should also not be reasonable to consider that the Notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Non-Resident Holder on interest, discount, or premium in respect of a Note or on the proceeds received by a Non-Resident Holder on the disposition of a Note (including redemption, cancellation, purchase or repurchase).

Common Shares Acquired on a Bail-in Conversion

Dividends paid or credited, or deemed under the Act to be paid or credited, to a Non-Resident Holder on common shares of the issuer or any affiliate of the issuer that is a corporation that is resident or deemed to be resident in Canada for purposes of the Tax Act acquired by the Non-Resident Holder on a bail-in conversion will generally be subject to Canadian non-resident withholding tax at the rate of 25% on the gross amount of such dividends unless the rate is reduced under the provisions of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder.

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a common share of the issuer or any affiliate of the issuer acquired by the Non-Resident Holder on a bail-in conversion unless such common share is, or is deemed to be, “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

PS-28

Generally, common shares of the issuer or any affiliate of the issuer acquired by a Non-Resident Holder on a bail-in conversion will not constitute taxable Canadian property of a Non-Resident Holder at a particular time provided that such common shares are listed at that time on a designated stock exchange (which includes the Toronto Stock Exchange), unless at any particular time during the 60-month period that ends at that time (1) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal with at arm’s length, and partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder does not deal at arm’s length holds a membership interest directly or indirectly through one or more partnerships, or the Non-Resident Holder together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of the applicable issuer’s capital stock and (2) more than 50% of the fair market value of such common shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, such common shares could be deemed to be taxable Canadian property. Non-Resident Holders for whom common shares acquired on a bail-in conversion may constitute taxable Canadian property should consult their own tax advisors.

PS-29

United States Federal Income Tax Considerations

The following is a discussion of material U.S. federal income tax consequences of the ownership and disposition of the Notes. This discussion applies to you only if you hold the Notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address any minimum tax or Medicare contribution tax consequences, the income inclusion acceleration rules set forth in Section 451(b) of the Code, or any other tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or an electing trader in securities subject to a mark-to-market method of tax accounting with respect to the Notes;

•	a real estate investment trust or “regulated investment company”;

•	a tax-exempt entity, an “individual retirement account” or a “Roth IRA”;

•	a person holding a Note as part of a “straddle” or conversion transaction or one that enters into a “constructive sale” with respect to a Note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a person that owns, or is deemed to own, 10% or more of our equity by vote or value; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the Notes to you and your partners.

This discussion is based on the Code, final, temporary and proposed regulations by the U.S. Treasury Department (“Treasury”), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. or other tax laws, or any federal taxes other than income taxes (such as estate or gift taxes). We will not request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. You should consult your tax adviser about the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion assumes that no foreign taxes will be imposed with respect to the Notes. You should consult your tax adviser regarding the consequences of any non-U.S. tax imposed with respect to the Notes generally and in your particular circumstances.

This discussion further assumes that the Notes will be denominated in U.S. dollars, settled in cash and will not be issued at a premium.

This discussion does not address the consequences of the exercise of any bail-in power by the relevant Canadian authority with respect to the Notes.

PS-30

This discussion may be supplemented, modified or superseded by disclosure regarding U.S. federal income tax consequences set out in an applicable pricing supplement and therefore should be read in conjunction with the applicable pricing supplement.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

For U.S. federal income tax purposes, the issue price of Notes of a series will equal the first price at which a substantial amount of the Notes of that series is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that the issue price of a Note will be equal to the stated issue price indicated at the beginning of the applicable pricing supplement, under the heading “Original Issue Price.”

Stated Interest. Unless otherwise specified in the applicable Pricing Supplement and subject to the discussions below, stated interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to Discount Notes, Short-Term Notes, Floating Rate Notes and Contingent Payment Notes are described under “Discount Notes,” “Short-Term Notes,” “Floating Rate Notes” and “Contingent Payment Notes” below.

Discount Notes

General. A Note (other than a Short-Term Note or a Contingent Payment Note, each as defined below) that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with “original issue discount” for U.S. federal income tax purposes (and will be referred to in this discussion as a “Discount Note”), unless the Note satisfies a prescribed de minimis threshold (as defined below). The “stated redemption price at maturity” of a Note equals the sum of all payments required under the Note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of the issuer) at least annually during the entire term of the Note. For a Note that provides for interest only at a fixed rate payable at least annually, qualified stated interest is equal to the outstanding principal balance of the Note multiplied by the single fixed rate of interest. Subject to the discussion below under “—Notes Subject to Early Redemption,” if a Note provides for more than one fixed rate of stated interest, interest payable at least annually at the lowest stated fixed rate generally is qualified stated interest and the excess, if any, is included in the stated redemption price at maturity for purposes of determining whether the Note will be issued with original issue discount. See “Floating Rate Notes” below with regard to qualified stated interest in the case of Floating Rate Notes. The amount of original issue discount is equal to the excess of the stated redemption price at maturity over the issue price.

A Note will not be considered to have original issue discount if the difference between the Note’s stated redemption price at maturity and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as ¼ of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an installment obligation (as defined by applicable Treasury regulations), the weighted average maturity. The weighted average maturity is the sum of the following amounts determined for each payment under the Note other than a payment of qualified stated interest: (i) the number of complete years from the issue date of the Note until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the Note’s stated redemption price at maturity.

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A U.S. Holder of Discount Notes will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. U.S. Holders of Discount Notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Under this method, U.S. Holders of Discount Notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any Note (including stated interest, original issue discount, de minimis original issue discount, market discount (as defined below), and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium (each as defined below)) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such an election may be revoked only with the permission of the Internal Revenue Service (the “IRS”).

Notes Subject to Early Redemption. A Note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the Note (which may affect whether the Note is treated as issued with original issue discount and, if so, the timing of accrual of the original issue discount). Under applicable Treasury regulations, the issuer generally will be presumed to exercise an unconditional option to redeem a Note if the exercise of the option will lower the yield on the Note. Conversely, a U.S. Holder generally will be presumed to exercise an unconditional option to require the issuer to repurchase a Note if the exercise of the option will increase the yield on the Note. If such an option is not in fact exercised, the Note will be treated, solely for purposes of calculating original issue discount, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the Note’s “adjusted issue price” on that date. A Note’s “adjusted issue price” is the sum of its issue price and the aggregate amount of previously accrued original issue discount, less any prior payments on the Note other than payments of qualified stated interest.

Under these rules, if a Note provides for a fixed rate of interest that increases over the term of the Note, the Note’s issue price is not below its stated principal amount and we have an unconditional option to redeem the Note for an amount equal to the stated principal amount (plus accrued interest, if any) on or prior to the first date on which an increased rate of interest is in effect, the yield on the Note will be lowered if we redeem the Note before the initial increase in the interest rate, and therefore our redemption option will be deemed to be exercised solely for purposes of the original issue discount rules. Since the Note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the Note will not be treated as issued with original issue discount. If a Note was not issued with original issue discount and if, contrary to the presumption in the applicable Treasury regulations, we do not redeem the Note before the initial increase in the interest rate, the same analysis may apply to subsequent increases in the interest rate. This means that such Note may be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without original issue discount. If the actual remaining term of a Note is one year or less at the time of a deemed reissuance, it is possible that the deemed reissued note would be treated as a short-term debt instrument. See “Short-Term Notes” below. While a Note with a deemed remaining term of one year or less based on the presumed exercise of an option, but with an actual remaining term of more than one year, should not be treated as a short-term debt instrument, the IRS or a court might treat the stated interest payable on the Note as original issue discount instead of qualified stated interest during that deemed remaining term. U.S. Holders should consult their tax advisers regarding this uncertainty.

Floating Rate Notes

General. A Floating Rate Note (that is not a Short-Term Note, as defined below) will qualify as a variable rate debt instrument for U.S. federal income tax purposes (a “VRDI”) if:

•	the issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

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o	one or more “qualified floating rates,”

o	a single fixed rate and one or more qualified floating rates,

o	a single “objective rate,” or

o	a single fixed rate and a single objective rate that is a “qualified inverse floating rate,”

each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a qualified floating rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. For example, the SOFR rate generally will be treated as a qualified floating rate. In general, a variable rate is not a “qualified floating rate” if it is subject to (i) a restriction on the maximum stated interest rate (a “cap”), (ii) a restriction on the minimum stated interest rate (a “floor”), (iii) a restriction on the amount of increase or decrease in the stated interest rate (a “governor”), or (iv) any other restriction similar to (i), (ii) and (iii). Notwithstanding the preceding sentence, the following restrictions in and of themselves will not cause a variable rate to fail to be a “qualified floating rate”:

•	a cap, floor, or governor that is fixed throughout the term of the Floating Rate Note; or

•	a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the Floating Rate Note to be significantly less than the expected yield determined without the cap;

•	a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the Floating Rate Note to be significantly more than the expected yield determined without the floor; or

•	a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the Floating Rate Note to be significantly more or significantly less than the expected yield determined without the governor.

In general, an objective rate is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula that is based on objective financial or economic information. An objective rate cannot be based on information that is within our (or a related party’s) control, or that is unique to our (or a related party’s) circumstance, but can be based on our credit quality.

A qualified inverse floating rate is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

If a Floating Rate Note with a term of more than one year (after taking into account the last possible day that the Note could be outstanding under its terms) does not qualify as a VRDI, then such a Floating Rate Note generally will be treated as a CPDI. For a description of the treatment of CPDIs, see the discussion under “Contingent Payment Notes” below.

Floating Rate Notes that Provide for a Single Variable Rate. All stated interest on a Floating Rate Note will constitute qualified stated interest and will be taxed accordingly (as described under “Discount Notes—General” above) if:

•	the Floating Rate Note provides for stated interest at a single variable rate throughout the term thereof; and

•	the stated interest on the Floating Rate Note is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually.

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Thus, such a Floating Rate Note generally will not be treated as issued with original issue discount unless the Floating Rate Note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is equal to or greater than a specified de minimis amount described above under “Discount Notes—General.” For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate, and if the variable rate on the Floating Rate Note’s issue date is intended to approximate the fixed rate (which will be presumed to be the case if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (which will be presumed to be the case for two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

If a Floating Rate Note that provides for stated interest at a single variable rate is issued with a discount equal to or greater than the specified de minimis amount described above, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a Floating Rate Note are determined under the rules applicable to fixed rate debt instruments, discussed under “Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Floating Rate Notes that Provide for Multiple Rates. In general, a Floating Rate Note that provides for more than one variable rate will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Floating Rate Note. A Floating Rate Note must be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that provides for stated interest at a single fixed rate (other than an initial fixed rate of the type described above in “—Floating Rate Notes that Provide for a Single Variable Rate” above) in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the substitute qualified floating rate or qualified inverse floating rate, as appropriate, rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above. Once the Floating Rate Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the Floating Rate Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument, as described under “Discount Notes” above. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

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Amortizable Bond Premium

If you purchase a Note (other than a Short-Term Note or a Contingent Payment Note, each as defined below) for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than qualified stated interest, you will be considered to have purchased the Note with amortizable bond premium equal to such excess. You may elect to amortize the amortizable bond premium, using a constant-yield method, over the remaining term of the Note, in which case the amortizable bond premium allocable to an accrual period would offset qualified stated interest required to be included in your income with respect to the Note in that accrual period. Special rules and limitations may apply in the case of Notes with an unconditional early redemption option. If you elect to amortize bond premium, you must reduce your tax basis in the Note by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

If you make a constant yield election (as described under “Discount Notes” above) for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium then owned or thereafter acquired and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Acquisition Premium

If you purchase a Note (other than a Short-Term Note or a Contingent Payment Note, each as defined below) for an amount that is greater than the Note’s adjusted issue price but less than or equal to the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, you will be considered to have purchased the Note at an acquisition premium. Under the acquisition premium rules, the amount of OID (if any) that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

Market Discount

If you purchase a Note (other than a Short-Term Note or a Contingent Payment Note, each as defined below) for an amount that is less than the Note’s stated redemption price at maturity or, in the case of a Discount Note, for an amount that is less than the Note’s adjusted issue price (i.e., the Note’s issue price increased by the amount of accrued original issue discount and decreased by prior payments on the Note that did not constitute qualified stated interest), the Note will be considered to have market discount (a “Market Discount Note”). The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis original issue discount (as described under "Discount Notes" above). Any gain recognized by you on the taxable disposition of a Market Discount Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while you held such Note. For Notes providing for installment payments, you will be required to recognize accrued market discount upon receipt of installment payments.

Alternatively, you may elect to include market discount in income currently over the term of the Note. Such an election will apply to debt instruments with market discount acquired by you on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Market discount will accrue on a straight-line basis, unless you elect to accrue the market discount on a constant-yield method (as described under “Discount Notes” above). Unless you elect to include market discount in income on a current basis, as described above, you generally will be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Note.

Sale or Other Taxable Disposition of the Notes.

Upon the sale, redemption, retirement, taxable exchange or other taxable disposition (each of which is referred to herein as a “disposition”) of a Note described in the prior discussions, you will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid qualified stated interest. Amounts attributable to accrued but unpaid qualified stated interest are treated as interest as described under “General—Stated Interest” above. Your adjusted tax basis in a Note will equal the cost of the Note to you, increased by the amounts of any original issue discount and market discount previously included in income by you with respect to the Note, and reduced by any amount received by you prior to maturity that does not constitute qualified stated interest and any bond premium previously amortized by you.

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Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition the Note has been held for more than one year. Exceptions to this general rule are described above in “Market Discount” and below in “Short-Term Notes” and “Contingent Payment Notes.” If you recognize a loss above certain thresholds, you may be required to file a “reportable transaction disclosure statement with the IRS.

Short-Term Notes

The following discussion applies to Notes with a term of one year or less (from but excluding the issue date to and including the last possible date that the Notes could be outstanding pursuant to their terms) (“Short-Term Notes”). Generally, a Short-Term Note is treated as issued at a discount equal to the sum of all payments required on the Note (including any stated interest and supplemental redemption amount) minus its issue price. No payments on a Short-Term Note will be treated as qualified stated interest.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to a Short-Term Note prior to maturity, other than with respect to the receipt of interest payments, if any, or upon a taxable disposition of the Note. If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the Note currently), you will be subject to rules that generally require accrual of discount on Short-Term Notes on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. If you acquire a Short-Term Note after its issue date (or at a price other than the issue price), you may elect to accrue income based on your acquisition discount, which is equal to the sum of all payments required on the Note minus its purchase price. Any such election will apply to all short-term obligations acquired by you on or after the first day of the first taxable year to which the election applies and all subsequent taxable years, unless the IRS consents to the revocation of the election. In the case of Short-Term Notes that provide for one or more contingent payments, it is not clear whether or how any accrual should be determined prior to the relevant Determination Date for such a payment. You should consult your tax adviser regarding the amount and timing of any accruals on such Notes.

Upon the scheduled retirement of a Short-Term Note the excess of the amount you receive over your tax basis in the Notes will generally be treated as ordinary income. Upon a sale, exchange or early redemption of a Short-Term Note you will recognize gain or loss in an amount equal to the difference between the amount received and your tax basis in the Short-Term Note. Your tax basis in the Note should equal its cost, increased, if you accrue income on the Note currently, by any previously accrued but unpaid discount. If you are a cash-method U.S. Holder who did not elect to accrue the discount on the Short-Term Note as it accrued, any gain realized on the sale, exchange or early redemption will be treated as ordinary income to the extent of the accrued discount not yet taken into income (and any excess generally will be treated as short-term capital gain). With respect to a Short-Term Note that provides for contingent payments, it is unclear whether or to what extent any gain in excess of the accrued discount from a sale, exchange or redemption prior to maturity should be treated as short term capital gain or ordinary income. Any loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. If you recognize a loss above certain thresholds, you may be required to file a “reportable transaction” disclosure statement with the IRS.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on a Short-Term Note, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the Note in an amount not exceeding the accrued discount that you have not included in income. If you make the election to accrue income currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax adviser regarding these rules.

Contingent Payment Notes

Unless otherwise noted in the applicable pricing supplement, a principal-protected Note that (i) provides for one or more contingent payments, (ii) is not a Short-Term Note, and (iii) does not qualify as a VRDI, as described in “Floating Rate Notes” above, generally will be treated as a contingent payment debt instrument for U.S. federal income tax purposes (a “CPDI”). The applicable pricing supplement for a Note will indicate if the Note is treated as a CPDI. CPDIs are subject to special rules set forth in applicable Treasury regulations (the “Contingent Debt Regulations”).

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Interest Accruals on the CPDIs. We are required to determine a “comparable yield” for each issuance of CPDIs. The term “comparable yield” means the greater of (i) the annual yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs, and (ii) the applicable federal rate. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield. The projected payment schedule must reflect each non-contingent payment and the projected amount of each contingent payment (determined under rules set forth in the Contingent Debt Regulations) on the CPDIs.

The applicable pricing supplement for Notes treated as CPDIs will specify the comparable yield and the related projected payment schedule, or information on how to obtain them.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDIs, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of tax accounting, you will be required to accrue interest income at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payments on the CPDIs during the year (as described below).

You will be required for U.S. federal income tax purposes to accrue an amount of interest, for each accrual period prior to and including maturity or earlier taxable disposition of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. The “adjusted issue price” of a CPDI is its issue price increased by any interest income you have previously accrued (determined without regard to any adjustments to interest accruals described below) and decreased by the projected amounts of any payments previously made on the CPDI pursuant to the projected payment schedule (without regard to actual amounts paid). Accordingly, depending on the terms of the CPDIs, you may be required to include interest in income each year in excess of any payments on the Notes actually received in that year.

Adjustments to Interest Accruals on the CPDIs. In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any “net positive adjustment” (i.e., the excess of actual payments over projected payments) in respect of a CPDI for a taxable year. A “net negative adjustment” (i.e., the excess of projected payments over actual payments) in respect of a CPDI for a taxable year:

•	will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year;

•	to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all your previous interest inclusions under the CPDI exceeds the total amount of the net negative adjustments treated as ordinary loss on the CPDI in prior taxable years; and

•	to the extent of any excess after applying the two steps above, will be carried forward as a negative adjustment to offset future interest income with respect to the CPDI or to reduce the amount realized on a disposition of the CPDI.

If you are a non-corporate U.S. Holder, a net negative adjustment is not treated as a miscellaneous itemized deduction (for which deductions would be unavailable or, beginning in 2026, subject to the “two-percent floor” limitation on deductibility).

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Taxable Disposition of the CPDIs. Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received (the “amount realized”) from the disposition of the CPDI and (ii) your adjusted tax basis in the CPDI. Your adjusted tax basis in the CPDI will equal its cost, increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). At maturity, you will be treated as receiving the projected amount for that date (reduced by any carryforward of a net negative adjustment), and any difference between the amount actually received and that projected amount will be treated as a positive or negative adjustment governed by the rules described above. You generally must treat any income realized on a taxable disposition of a CPDI as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a “reportable transaction” disclosure statement with the IRS.

Special Rules for Contingent Payments that Fix Early. Special rules may apply if all the remaining payments on a CPDI become fixed. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, if one or more (but not all) contingent payments on a CPDI became fixed more than six months prior to the relevant payment dates, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. In addition, you will be required to make adjustments to your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a taxable disposition of your CPDI may also be affected. If all remaining scheduled contingent payments on a CPDI become fixed substantially contemporaneously, you will be required to make these adjustments in a reasonable manner over the remaining term of the CPDI. You should consult your tax adviser regarding the application of these rules.

CPDIs Purchased for Amounts Different from their Adjusted Issue Price. If you purchased a CPDI for an amount that is different from its “adjusted issue price,” you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser with respect to the tax consequences of an investment in a CPDI, including the treatment of the difference, if any, between your basis in the CPDI and the CPDI’s adjusted issue price.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Note and:

•	an individual nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of a Note who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Note.

The discussion below generally assumes that income and gain on the Notes are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “Effectively Connected Income” below.

We currently intend to treat any interest income with respect to the Notes as non-U.S.-source income. Therefore, subject to the discussions below regarding the backup withholding rules and any discussion in the applicable pricing supplement, we currently do not intend to withhold U.S. federal income taxes on payments under the Notes. Even if we determine that interest income on a particular Note is treated as income from U.S. sources, subject to the discussion below regarding backup withholding, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on, or amounts you receive on a taxable disposition of, a Note if these amounts are not effectively connected with your conduct of a U.S. trade or business, provided that you furnish an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person, and provided further that, in the case of interest payments on a Note, (i) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) you are not a bank receiving interest as descried in Section 881(c)(3)(A) of the Code.

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Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the Notes is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You will be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts, otherwise subject to withholding, paid on a Note. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Note, including the possible imposition of a 30% branch profits tax if you are a corporation.

Fungibility of Subsequent Issuances of the Notes

We may, without the consent of the holders of outstanding Notes, issue additional Notes with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original Notes, these additional Notes may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original Notes.

The additional Notes may be considered to have been issued (in whole or in part) with original issue discount even if the original Notes had no original issue discount, or the additional Notes may have a greater amount of original issue discount than the original Notes. These differences may affect the market value of the original Notes if the additional Notes are not otherwise distinguishable from the original Notes.

Information Reporting and Backup Withholding

Payments on the Notes as well as the proceeds of a taxable disposition (including retirement) of the Notes may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may be subject to backup withholding, unless you are an exempt recipient and, if required, you establish your exempt status. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS. We will not be required to pay any additional amounts with respect to any backup withholding.

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Supplemental Plan of Distribution

Delivery of the Notes will be made against payment therefor on or about the issue date specified in the applicable pricing supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the applicable pricing supplement specifies that the issue date is more than one business day after the applicable pricing date, purchasers who wish to trade such Notes at any time prior to the first business day preceding the applicable issue date will be required, by virtue of the fact that the Notes will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

The Notes and the related offer to purchase Notes and sale of Notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The Notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this product supplement have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the Notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these Notes.

Prohibition of Sales to European Economic Area Retail Investors

The Notes will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The Notes will not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (a) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (b) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018; or (c) not a qualified investor as defined in the Prospectus Regulation as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in British Virgin Islands

The Notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this product supplement. This product supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

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Notice to Prospective Investors in Cayman Islands

Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the Notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Notice to Prospective Investors in Dominican Republic

Nothing in this product supplement constitutes an offer of securities for sale in the Dominican Republic. The Notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the Notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Notice to Prospective Investors in Israel

This product supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the Notes offered hereunder. The Notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the Notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this product supplement or any other offering material relating to the Notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any Note. The purchase of any Note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the Notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.

Notice to Prospective Investors in Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This product supplement and the related documents may not be publicly distributed in Mexico. The Notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

 Notice to Prospective Investors in Switzerland

This product supplement is not intended to constitute an offer or solicitation to purchase or invest in any Notes. Neither this product supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act (“FinSA”) for a public offering of the Notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the Notes in Switzerland.

Neither this product supplement nor any other offering or marketing material relating to the Notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the Notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this product supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

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The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of Notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of Notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance (“FinSO”).

The Notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority (“FINMA”), and investors in the Notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the Notes. Therefore, the following additional restriction applies: Notes qualifying as “debt securities with a derivative character” pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this product supplement nor any other offering or marketing material relating to such Notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

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